Exhibit 10.2

May 25, 2022

Howard Federoff, M.D., Ph.D
3156 SW 27th Ave, unit 203
Miami, FL 33133

RE:	Separation Agreement and General Release

Dear Howard:

The purpose of this separation agreement (the “Separation Agreement”) is to memorialize the terms and conditions of the termination of your employment with Brooklyn ImmunoTherapeutics, Inc. (the “Company”) and its subsidiaries and affiliates (together with the Company collectively, the “Company Group”), as well as that certain Executive Employment Agreement, dated April 1, 2021, by and between you and the Company (the “Employment Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement.

Although the termination of your employment with the Company is by mutual agreement between you and the Company, the Company has agreed to provide you with, among others, all of the rights and benefits you would have otherwise been entitled to receive under your Employment Agreement had the termination of your employment been due to the termination by the Company without Cause, subject to the terms and conditions set forth herein.

To ensure that your separation from the Company occurs on mutually acceptable terms, this Separation Agreement, along with the General Release of Claims on Exhibit A attached hereto and made a part hereof (the “General Release”), will summarize the terms and conditions surrounding your separation including, without limitation, the compensation and benefits that will be provided to you.

Termination Date

The effective date of the termination of your employment, and the Employment Agreement, is May 25, 2022 (“Termination Date”).

Resignation as Officer and Director of the Company Group

You acknowledge and agree that, effective as of the Termination Date, you will be deemed to have resigned from all positions then held as an officer as well as a member of any board of directors, and any committee thereto, throughout the Company Group.

Accrued Obligations

Whether or not you choose to sign this Separation Agreement and the General Release, the Company will pay to you any (a) accrued but unpaid base salary you have earned through the Termination Date, (b) accrued but unused paid time off through the Termination Date and (c) any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans, in each case, less applicable withholding and employment taxes, all of which shall be paid to you within thirty (30) days after the Termination Date or such other date as required under the applicable employee benefit plan.

10355 Science Center Drive, Suite 150, San Diego, CA 92121 | tel: (212) 582-1199 | brooklynitx.com
Mailing address: 10531 4S Commons Drive, Suite 160-550, San Diego, CA 92127

For purposes of this Separation Agreement and the General Release, the amounts described above in this section shall be referred to as the “Accrued Obligations”.

Separation Benefits

In the event that you execute and deliver to the Company both the Separation Agreement and the General Release, and you do not revoke the General Release within the time period permitted by law (such period, the “Revocation Period” as defined below), the following shall apply (subject to any timing restrictions as may be applicable under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)):

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Commencing on the first regular payroll date immediately following the end of the Revocation Period, the Company shall continue to pay to you your annual base salary for a period of twelve (12) months thereafter (the “Severance Period”) in accordance with the Company’s normal payroll processing, for a total gross amount equal to $450,000 (less applicable income and employment tax withholdings).

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The Company shall pay you an amount equal to your target bonus for 2022, specifically $225,000, to be payable in a lump sum (less applicable withholding and employment taxes) as and when such bonus would have otherwise been paid had your employment not terminated (in 2023 but no later than March 15, 2023).

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If you (or you and your eligible dependents) timely and properly elects health insurance continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the cost of the COBRA premiums until the earlier of (i) the last day of the Severance Period or (ii) the termination of your rights under COBRA; provided, for the avoidance of doubt, that such covered dependents participated in the Company’s health plans prior to such termination, and provided, further, that if at any time the Company determines that its payment of your (or your eligible dependents’) premiums would result in a violation of law, then in lieu of providing the premiums described above, the Company will instead pay you a fully taxable monthly cash payment in an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the Severance Period.

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With respect to your Time-Based Option, that portion of such option that would have vested during the Severance Period had your employment not terminated, specifically with respect to 656,976 shares (the “Accelerated Time-Based Option Portion”), shall become immediately vested as of the Termination Date.  In addition, the vested portion of the Time-Based Option (which, as of the Termination Date, is 711,727 shares), including the Accelerated Time-Based Option Portion described herein (collectively, 1,259,212 shares) shall be eligible to be exercised for a period of thirty-six (36) months after the Termination Date.   For the avoidance of doubt, any portion of the Time-Based Option that is unvested as of the Termination Date, after taking into account the Accelerated Time-Based Option Portion, shall be immediately forfeited as of the Termination Date, which is specifically with respect to 1,368,703 shares.

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With respect to your Milestone Option, 25/36th of such option, specifically with respect to 414,759 shares (the “Accelerated Milestone Option Portion”), shall become immediately vested as of the Termination Date.  In addition, the vested portion of the Milestone Option, including the Accelerated Milestone Option Portion described herein (collectively, 414,759 shares) shall be eligible to be exercised for a period of thirty-six (36) months after the Termination Date.  For the avoidance of doubt, any portion of the Milestone Option that is unvested as of the Termination Date, after taking into account the Accelerated Time-Based Option Portion, shall be immediately forfeited as of the Termination Date, which is specifically with respect to 182,494 shares.

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With respect to your stock options granted to you on March 11, 2022 (the “2022 Option”), that portion of such option that would have vested during the Severance Period had your employment not terminated, specifically with respect to 137,900 shares (the “Accelerated 2022 Option Portion”), shall become immediately vested as of the Termination Date.  In addition, the vested portion of the 2022 Option (which, as of the Termination Date, is 22,983 shares), including the Accelerated 2022 Option Portion described herein (collectively, 160,883 shares) shall be eligible to be exercised for a period of thirty-six (36) months after the Termination Date.  For the avoidance of doubt, any portion of the 2022 Option that is unvested as of the Termination Date, after taking into account the Accelerated 2022 Option Portion, shall be immediately forfeited as of the Termination Date, which is specifically with respect to 252,817 shares.

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With respect to your performance-based restricted stock units granted to you on March 11, 2022 (the “2022 PSUs”), all of the performance RSUs thereunder shall immediately be forfeited back to the Company effective as of the Terminate Date.   In connection with this forfeiture, the Company will pay you a one-time cash payment of $130,347 (the “Special Bonus”), which represents the value you would have received if you were entitled to receive a settlement of a pro rata portion of the performance RSUs (based on the number of full months from the date of grant to the end of the Severance Period, or 14 months and, therefore, 160,922 shares) assuming the performance metrics were waived and assuming the current per share value is $.81.  The Special Bonus will be paid to you in a lump sum, less applicable income and employment tax withholdings, within thirty (30) days of the Termination Date.

For purposes of this Separation Agreement and the General Release, the benefits described above in this section shall be referred to as the “Separation Benefits”.

You acknowledge and agree that as of the Termination Date, this Separation Agreement and General Release shall supersede and replace all benefits, rights and obligations in connection with your employment with the Company Group.  Accordingly, you further acknowledge and agree that this Separation Agreement and the General Release sets forth all compensation and benefits to which you are entitled and shall be paid to you in full satisfaction thereof, in connection with your employment with the Company Group.

You also acknowledge and agree that the Separation Benefits to be paid under this Agreement is due solely from the Company and that Insperity PEO Services, L.P. (“Insperity”), the professional employer organization retained by the Company, has no obligation to pay the Severance benefits, even though its payment may be processed through Insperity.

Integration of Employment Agreement; Survival of Certain Provisions

As of the Termination Date, you acknowledge and agree that this Separation Agreement shall supersede and replace the Employment Agreement other than the following provisions under the Employment Agreement (collectively, the “Survival Provisions”): Section 6 (Company Property) provided you will be entitled to keep and not obligated to return to the Company your work laptop so long as all of the Company property, documents and/or confidential information are removed from such laptop, Sections 7(a)(ii) and (iii) (Non-Solicitation) provided that those individuals listed on Appendix 1 attached hereto shall be exempt from such non-solicit prohibition, Section 8 (Non-Circumvention/Non-Interference), Section 9 (Protection of Confidential Information), Section 10 (Intellectual Property), Section 11 (Publicity; Non-disparagement) and Section 20 (Dispute Resolution), which shall remain in full force and effect.  Accordingly, you further acknowledge and agree that (i) this Separation Agreement sets forth all compensation and benefits to which you are entitled under your Employment Agreement; and (ii) in the event that you breach any of the Survival Provisions, the Separation Benefits shall cease immediately and you will no longer be entitled to such benefits.

Release Of Claims Against The Company Group

In exchange for and as a condition to receiving the Separation Benefits, you shall knowingly and willingly release the Company Group from any kind of claim you have arising out of or related to your employment, the Employment Agreement and/or the termination of your employment with the Company Group by executing the General Release attached hereto as Exhibit A.

You will be required to execute the General Release, and therefore agree to be bound by the terms and conditions thereof, no earlier than the Termination Date but no later than thirty (30) days after such Termination Date.

Non-Disparagement; Cooperation/Assistance; Public Announcement

Mutual Non-Disparagement: Each party hereto agrees that, except as permitted or required by applicable law, it or you will not directly or indirectly: (i) disparage or say or write negative things about the other party or their officers, directors, agents, or employees; or (ii) initiate or participate in any discussion or communication that reflects negatively on the other party and their officers, directors, agents, or employees.  A disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.
The foregoing provision and all other provisions herein do not restrict any party hereto from cooperating with any government investigation or testifying if so required by subpoena or as otherwise required by law.  Each party hereby represents and agrees that it or you shall not now or ever in the future authorize, verbally, in writing or electronically, any formal public statement that is disparaging, derogatory or otherwise inflammatory about the other party to any third party, and that it or you have not and will not make or solicit any formal public comments, statements or the like that may be considered derogatory or detrimental to the other party’s good name and business reputation.

Cooperation and Assistance: Upon reasonable notice and at reasonable times, you agree to assist and cooperate with the Company, by telephone or video conference or otherwise, concerning business or legal related matters about which you possess relevant knowledge or information.  Such cooperation shall only be provided at the Company's specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials) about which you possess relevant knowledge or information. In addition, you agree to promptly inform the Company if any person or entity contacts you in an effort to obtain information about the Company.  The Company agrees to reimburse you for all reasonable and necessary costs and expenses incurred in connection with such cooperation.

Public Announcement: Prior to the Company making any written public announcements or filings announcing your departure from the Company, you will be afforded the opportunity to review such public announcements or filings and the Company shall consider, in good faith, any comments you may have thereto and incorporate therein those the Company, within its discretion, determines reasonable and appropriate.

Agreement Preparation and Negotiation Fees

Upon submission of invoices and other applicable documentation reasonably requested by the Company, the Company shall reimburse you for reasonable attorneys’ fees and costs incurred by you in connection with the preparation and negotiation of this Separation Agreement and General Release, up to a maximum amount of $5,000.

Severability; Entire Agreement; No Oral Modifications; No Waivers

If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, all other provisions of this Agreement shall not be affected and are still enforceable. This Separation Agreement and the General Release are intended to be a single integrated contract expressing our entire understanding regarding the subjects it addresses.  As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign each of them except as to any obligations you may owe to the Company Group as described in the “Integration of Employment Agreement; Survival of Certain Provisions” section above that remain in effect.  This Separation Agreement and the General Release may be amended or modified only by an agreement in writing signed by you and countersigned by an executive officer of the Company.  The failure by the Company or you (i) to declare a breach, or (ii) to otherwise assert rights under this Agreement shall not be construed as a waiver of any of rights under this Separation Agreement and the General Release.  This Separation Agreement and the General Release may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

Governing Law; Venue; Waiver of Jury Trial

This Separation Agreement and the General Release shall be governed by the laws of the State of New York applicable to contracts executed and performed within that State and without respect to conflict of laws principles.  The parties hereto irrevocably and unconditionally (i) agree that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of New York or the court of the United States, District of New York; and (ii) consent to the jurisdiction of each such court in any suit, action or proceeding.  THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SEPARATION AGREEMENT AND GENERAL RELEASE.

Acknowledgements and Certifications

You acknowledge and certify that:

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you have read and you understand all of the terms of this Separation Agreement and the General Release on Exhibit A, and are not relying on any representation or statement, written or oral, not set forth in this Separation Agreement and the General Release;

•	you are signing this Separation Agreement, and shall sign the General Release, knowingly and voluntarily;
•	you have been advised to consult with an attorney before signing this Separation Agreement and the General Release;
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you have the right to consider the terms of this Separation Agreement and the General Release for 21 days; however, you do not have to take all 21 days to consider it, and if you take fewer than 21 days to review this Separation Agreement and the General Release, you expressly waive any and all rights to consider this Separation Agreement and the General Release for the balance of the 21-day review period; and

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the General Release includes a release of any claim you might have under the ADEA (the “ADEA Claims”).  For seven (7) days after signing the General Release, you have the right to revoke your release of ADEA Claims (the “Revocation Period”).  To revoke your release of ADEA Claims, the revocation or rescission must be in writing and must be delivered by hand or sent by certified mail, return receipt requested, postmarked within the seven (7) day period, and properly addressed to the Chairman of the Company at 10355 Science Center Drive, Suite 150, San Diego, CA 92121. Revoking your release of ADEA Claims shall result in the invalidation of this Separation Agreement, in its entirety, as of such revocation date; and

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you and the Company and Parent each agree that any changes that have been made to this Separation Agreement and the General Release from the versions originally presented to you do not extend the 21-day period you have been given to consider this Separation Agreement and the General Release, whether those changes are deemed material or non-material.

IF YOU SIGN THIS DOCUMENT AND EXHIBIT A ATTACHED HERETO, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.

Dated:	May 25, 2022	/s/ Howard Federoff
HOWARD FEDEROFF

Dated:	May 25, 2022	BROOKLYN IMMUNOTHERAPEUTICS, INC.

By: /s/ Sandra Gurrola
Name: Sandra Gurrola
Title: Vice President of Finance